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                                                                    EXHIBIT 99.1

           BLUE RIVER BANCSHARES, INC. ELECTS JOHN ECKART AS DIRECTOR

SHELBYVILLE, IN - BLUE RIVER BANCSHARES, INC. (NASDAQ SC: BRBI) elected John Eckart to fill a vacant position on the Board of Directors of Blue River Bancshares, Inc. Mr. Eckart will begin as a director on April 1, 2005. Governor Mitch Daniels recently appointed Mr. Eckart, to be the Commissioner of the Indiana Department of Revenue. Mr. Eckart retired, after serving, from 1997-2004, as Chairman and President of Indiana-American Water Co., a water utility, which serves 340,000 customers, in small and medium sized cities and towns located primarily in Indiana.

Mr. Eckart, 53, and a resident of Greenwood, Indiana, has a Bachelor's degree from the University of Evansville and a Master's of Business Administration from the University of Indianapolis.

Russell Breeden, III, Chairman and C.E.O. of BRBI said the following about Mr. Eckart. "John has many business experiences which will benefit Blue River Bancshares. His management team at Indiana-American built a very successful company through internal growth and acquisitions of community based water utilities. This business model is very similar to the one we have implemented at BRBI."

Blue River, formed in 1997, is a savings and loan holding company located in Shelbyville, Indiana. Its principal banking subsidiaries, Shelby County Bank and Paramount Bank provide financial services to south central Indiana through Shelby County Bank's main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana and to the city of Lexington, and Fayette County, Kentucky through Paramount's one office located in Lexington, Kentucky. Additional information about Blue River may be found on the company's website at www.blueriverbancshares.com.